Exhibit 5.1

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES

	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
November 14, 2024	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
Safehold GL Holdings LLC	Los Angeles	Washington, D.C.
Safehold Inc.	Madrid
1114 Avenue of the Americas, 39th Floor
New York, New York 10036

Re:	$400,000,000 Aggregate Principal Amount of Safehold GL Holdings LLC’s 5.650% Senior Notes Due 2035

To the addressees set forth above:

We have acted as special counsel to Safehold GL Holdings LLC, a Delaware limited liability company (the “Operating Company”), and Safehold Inc., a Maryland corporation (the “Guarantor”), in connection with the issuance of $400,000,000 aggregate principal amount of the Operating Company’s 5.650% Senior Notes due 2035 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by the Guarantor, under an indenture dated May 7, 2021 (the “Base Indenture”), among the Operating Company (then known as Safehold Operating Partnership LP), Safehold Inc., a Maryland corporation, and U.S. Bank National Association, as trustee, as supplemented by a Third Supplemental Indenture, dated as of March 31, 2023 (the “Third Supplemental Indenture”), among the Operating Company, the Guarantor (then known as iStar Inc., as successor in interest to Safehold Inc.) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), and a Fifth Supplemental Indenture, dated as of the date hereof, among the Operating Company, the Guarantor and the Trustee (the “Fifth Supplemental Indenture” and, together with the Base Indenture and Third Supplemental Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 4, 2023 (Registration Nos. 333-271113 and 333-271113-01) (as so filed and as amended, the “Registration Statement”), a base prospectus dated April 4, 2023 included as part of the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated November 12, 2024 filed with the Commission pursuant to Rule 424(b) under the Act, a prospectus supplement dated November 12, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated November 12, 2024 (the “Underwriting Agreement”), among the Operating Company, the Guarantor, and J.P. Morgan Securities LLC, BofA Securities, Inc, Goldman Sachs & Co. LLC and Truist Securities, Inc., as representatives of the several underwriters named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes and Guarantee.

November 14, 2024

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Company, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Maryland law are addressed in the opinion of Venable LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantee will be legally valid and binding obligations of the Operating Company and the Guarantor, respectively, enforceable against the Operating Company and the Guarantor in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waivers of rights or defenses contained in Sections 4.4 of the Base Indenture and Section 5.1(b) of the Fifth Supplemental Indenture (except, with respect to Section 5.1(b) of the Fifth Supplemental Indenture, to the extent such waiver is limited to the fullest extent that the Guarantor may do so under applicable law); (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e)  any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; and (g) the severability, if invalid, of provisions to the foregoing effect.

November 14, 2024

We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, laws and regulations relating to commodities trading, futures and swaps, Financial Industry Regulatory Authority Inc. rules, National Futures Association rules, the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing or reporting transactions in securities, commodities, futures or swaps, or export control, anti-money laundering and anti-terrorism laws (without limiting other laws or rules excluded by customary practice).

With your consent, except to the extent we have expressly opined as to such matters with respect to the Operating Company or the Guarantor herein, we have assumed (a) that the Notes, the Indenture and the Guarantee (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Guarantor’s Current Report on Form 8-K dated November 14, 2024 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP